Exhibit 99.1

NEWS RELEASE

For more information:

Media: Jim Sheehan 978/897-0100 x3064 jim.sheehan@schange.com	Investor Relations: Martha Schaefer 978/897-0100 x3030 martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

THIRD QUARTER FISCAL 2008 RESULTS

•	Record quarterly revenues of $49 million

•	Quarterly profit of $0.11 per share

•	Continued strength in VOD system deployments

•	Targeting fourth quarter profitability

ACTON, Mass. (Nov. 29, 2007) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand television, announced financial results for its fiscal third quarter ended October 31, 2007. Total revenues for the quarter were a record $49.0 million, which was $6.7 million or 16% higher than total revenues of $42.3 million for the third quarter of last year. Net income for the third quarter was $3.3 million, or $0.11 per share compared with a net loss of $1.2 million, or $0.04 per share for the third quarter of last year. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and stock-based compensation expense) in the third quarter was $6.5 million compared to $2.3 million in the third quarter of fiscal 2007.

Total revenues for the first nine months of fiscal 2008, ended October 31, 2007, were $132.1 million, which was $10.8 million or 9% higher than total revenues of $121.3 million for the first nine months of fiscal 2007. The net loss for the first nine months of fiscal 2008 was $9.1 million, or $0.31 per share, compared with a net loss of $4.6 million or $0.16 per share for the same period last year. The net loss for the first nine months of fiscal 2008 included $6.0 million, or $0.20 per share of expenses in connection with the previously announced cost reduction actions implemented in the second quarter.

Adjusted EBITDA for the first nine months of fiscal 2008 was $6.5 million compared to $5.8 million for the first nine months of fiscal 2007. Adjusted EBITDA for the first nine months of fiscal 2008 was reduced by $1.5 million based on the cost reduction initiatives announced in the second quarter. The Company ended the third quarter of fiscal 2008 with cash, cash equivalents and marketable securities of $63.1 million and no debt, compared with $55.8 million and no debt at the end of the second quarter of fiscal 2008. Increased earnings and a reduction in inventory more than offset a reduction in cash deposits from customers.

Total revenues in the third quarter from the Company’s Broadband segment, which includes Video on Demand (VOD) and Advertising Insertion hardware and software, were $25.5 million, which was $1.0 million higher than comparable revenue in the third quarter of last year and $2.6 million higher than revenue generated in the second quarter of this year. Sequential revenue growth in the third quarter was driven principally by a 37% increase in VOD systems revenue from $12.4 million in the second quarter to $16.9 million in the third quarter. Continued strength from North American cable customers drove much of the increase in VOD systems revenue between this year’s second and third quarter as well as increased order activity from customers in South Korea and India.

Within the Broadband segment, overall VOD revenues increased sequentially from $20.2 million in this year’s second quarter to $22.2 million in the third quarter as the increase in VOD systems revenue was partially offset by lower VOD software development revenue, mainly related to Comcast.

The Broadcast segment generated $4.5 million in revenue in the third quarter of fiscal 2008 compared to $3.7 million in the second quarter of this year. The increase in revenue between quarters related primarily to order strength from customers in the U.S., India and South Korea.

Total Services segment revenue for the third quarter of fiscal 2008 was $19.0 million, which was $1.4 million higher than the $17.6 million of Services revenue for the second quarter of fiscal 2008. The sequential increase in quarterly Services revenue was primarily due to higher VOD and Advertising Insertion maintenance revenue.

“We’re extremely delighted with our financial performance this quarter which includes record revenues, a bottom-line profit and cash generation,” said Bill Styslinger, President and CEO of SeaChange International. “We’re particularly pleased that our profit for the quarter was achieved through a number of trends and actions we described last quarter. First, the strength in VOD systems revenue, in particular our VOD server revenue from our North American cable customers, continued in the third quarter. Second, top-line performance in the third quarter benefited from Axiom software deployments with non-SeaChange VOD servers at a large U.S. cable company. We also began reaping the benefits of our second quarter cost reduction actions, which contributed approximately $1 million to our bottom-line results for the third quarter.”

Styslinger continued, “We are expecting to be profitable for the fourth quarter of this year based on continued order strength in VOD systems from North American service providers, operating expense containment and continued benefits from our second quarter cost reduction initiatives.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1) Adjusted EBITDA is a non-GAAP number that the Company defines as net income excluding interest, taxes, depreciation, amortization and stock-based compensation expenses. A reconciliation of Adjusted EBITDA to net income for these periods is contained in the financial schedules that accompany this release. Adjusted EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation, including regarding the Company’s restatement of financials; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; and the Company’s ability to hire and retain highly skilled employees.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Amended Annual Report on Form 10-K/A filed with the Commission on Oct. 19, 2007. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

*	SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

SeaChange International, Inc.

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31, 2007	October 31, 2006 Restated(1)	October 31, 2007	October 31, 2006 Restated(1)
Revenues	$49,024	$42,254	$132,062	$121,261
Cost of revenues	24,746	22,729	74,822	62,518

Gross profit	24,278	19,525	57,240	58,743

Operating expenses:
Research and development	10,662	9,786	32,473	30,701
Selling and marketing	5,505	5,703	17,185	16,827
General and administrative	4,317	4,921	14,740	14,324
Amortization of intangibles	806	1,410	2,405	4,230

	21,290	21,820	66,803	66,082

Income (loss) from operations	2,988	(2,295)	(9,563)	(7,339)
Interest income, net	517	332	1,414	939
Income (loss) before income taxes and equity income in earnings of affiliates	3,505	(1,963)	(8,149)	(6,400)
Income tax (provision) benefit	(493)	358	(1,851)	1,079
Equity income in earnings of affiliates	293	453	872	773

Net income (loss)	$3,305	$(1,152)	$(9,128)	$(4,548)

Basic income (loss) per share	$0.11	$(0.04)	$(0.31)	$(0.16)

Diluted income (loss) per share	$0.11	$(0.04)	$(0.31)	$(0.16)

Weighted average common shares outstanding:
Basic	29,577	29,031	29,503	28,731
Diluted	29,680	29,031	29,503	28,731

(1)	The Company restated its Annual Report on Form 10-K/A for the period ended January 31, 2007 filed with the Securities Exchange Commission on October 19, 2007.

SeaChange International, Inc.

Condensed Consolidated Balance Sheets—Unaudited

(in thousands)

	October 31, 2007	January 31, 2007 Restated (1)
Assets
Current assets:
Cash and cash equivalents	$38,263	$31,179
Marketable securities	20,218	11,231
Accounts receivable, net	35,817	34,416
Inventories, net	17,049	19,350
Income taxes receivable	360	409
Prepaid expenses and other current assets	3,144	2,990

Total current assets	114,851	99,575
Property and equipment, net	28,160	30,720
Marketable securities	4,588	12,885
Investments in affiliates	15,441	14,312
Intangible assets, net	10,507	13,054
Goodwill	24,370	23,726
Other assets	282	5,024

Total assets	$198,199	$199,296

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	11,068	10,003
Income taxes payable	1,873	941
Other accrued expenses	8,638	6,623
Customer deposits	2,381	2,016
Deferred revenues	18,553	21,806
Deferred tax liabilities	385	366

Total current liabilities	42,898	41,755
Other liabilities, long term	388	—
Distribution and losses in excess of investment	1,307	—
Deferred tax liabilities, long-term	2,459	1,121

Total liabilities	47,052	42,876

Stockholders’ equity:
Common stock, $0.01 par value; 29,602,963 and 29,345,103 shares issued and outstanding at October 31, 2007 and January 31, 2007, respectively	296	293
Additional paid-in capital	188,746	184,976
Accumulated deficit	(40,777)	(30,424)
Accumulated other comprehensive gain	2,882	1,575

Total stockholders’ equity	151,147	156,420

Total liabilities and stockholders’ equity	$198,199	$199,296

(1)	The Company restated its Annual Report on Form 10-K/A for the period ended January 31, 2007 filed with the Securities Exchange Commission on October 19, 2007.

SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and Earnings before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation

(Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three months ended		Nine months ended
	October 31, 2007	October 31, 2006 Restated(1)	October 31, 2007	October 31, 2006 Restated(1)
Net income (loss)	$3,305	$(1,152)	$(9,128)	$(4,548)
Income tax provision (benefit)	493	(358)	1,851	(1,079)
Interest income, net	(517)	(332)	(1,414)	(939)
Equity income the earnings of affiliates	(293)	(453)	(872)	(773)
Stock compensation expense	692	905	2,465	2,644
Depreciation and amortization	2,787	3,678	13,645	10,460

Adjusted EBITDA	$6,467	$2,288	$6,547	$5,765

(1)	The Company restated its Annual Report on Form 10-K/A for the period ended January 31, 2007 filed with the Securities Exchange Commission on October 19, 2007.

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